Exhibit 99.1
THE LOVESAC COMPANY REPORTS FIRST QUARTER FISCAL 2027 FINANCIAL RESULTS

Q1 Net Sales of $138.2M
Advances Strategic Growth Initiatives with Record Product Launches Ahead; Refines FY27 Outlook

STAMFORD, Conn., June 11, 2026 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the first quarter of fiscal 2027, which ended May 3, 2026.

Shawn David Nelson, Chief Executive Officer, stated, “Lovesac’s solid first quarter performance reflects disciplined execution, including modest market share gains, as we navigate continued industry headwinds while simultaneously preparing the business for our most prolific year of new product introductions in Lovesac’s history. Our focus on reinforcing our already strong position in the living room through a clear small/medium/large product architecture is on track. The Snugg platform is performing well ahead of substantial innovation coming soon. Our Sactionals platform remains the heart of the living room business, with the reclining seat now included in one out of every three new setups. Finally, our new high-end sectional platform launches later this year as we look to take even more share of the living room. In addition, we’re also advancing our Made in America initiative, with domestic production of Sactionals seat inserts beginning this summer to reduce cost volatility, limit our exposure to overseas shipping disruption, and accelerate delivery times to our customers. With delivery services rolling out nationally, a marketing engine now a full year into its transformation, and a product innovation roadmap building toward the New Room launch in early calendar 2027, we have tremendous confidence in our path to becoming the most loved home brand in America.”

Key Measures for the First Quarter of Fiscal 2027 Ending May 3, 2026:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended
	May 3, 2026	May 4, 2025	% Inc (Dec)
Net sales
Showrooms	$97.1	$96.5	0.6%
Internet	$35.7	$33.3	7.1%
Other	$5.5	$8.6	(36.3%)
Total net sales	$138.2	$138.4	(0.1%)
Gross profit	$72.0	$74.4	(3.2%)
Gross margin	52.1%	53.7%	(160) bps
Total operating expenses	$89.3	$89.3	—%
SG&A	$68.6	$67.1	2.2%
SG&A as a % of Net Sales	49.6%	48.5%	110 bps
Advertising and marketing	$16.6	$18.6	(10.7%)
Advertising & marketing as a % of Net Sales	12.0%	13.4%	(140) bps
Net loss	$(11.1)	$(10.8)	(2.3%)
Basic net loss per common share	$(0.76)	$(0.73)	(4.1%)
Diluted net loss per common share	$(0.76)	$(0.73)	(4.1%)
Adjusted EBITDA [1]	$(10.5)	$(8.4)	(24.8%)
Net cash used in operating activities	$(35.4)	$(41.4)	14.6%

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase (decrease) except showroom count
	Thirteen weeks ended
	May 3, 2026	May 4, 2025
Omni-channel Comparable Net Sales(1)	(1.0)%	2.8%
Internet Sales	7.1%	(8.9)%
Ending Showroom Count	281	267

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed showrooms.

Highlights for the Quarter Ended May 3, 2026:

•Net sales decreased $0.2 million, or 0.1%, in the first quarter of fiscal 2027 compared to the prior year period primarily driven by the closure of the Company's Best Buy shop-in-shop locations and a 1.0% decrease in omni-channel comparable net sales, partially offset by 14 net new showrooms. During the first quarter of fiscal 2027, we opened 6 additional showrooms and closed 3 showrooms.

•Gross profit decreased $2.4 million, or 3.2% in the first quarter of fiscal 2027 compared to the prior year period. Gross margin decreased 160 basis points to 52.1% of net sales in the first quarter of fiscal 2027 from 53.7% of net sales in the prior year period primarily driven by increases of 380 basis points in inbound transportation and tariff costs and 110 basis points in outbound transportation and warehousing costs, partially offset by an increase of 330 basis points in product margin driven by price increases and cost reduction initiatives, partially offset by higher promotional discounting.

•SG&A expense increased $1.5 million, or 2.2%, in the first quarter of fiscal 2027 compared to the prior year period primarily due to increases in payroll associated with higher incentive compensation and other overhead costs.
•Advertising and marketing expense decreased $2.0 million, or 10.7% in the first quarter of fiscal 2027 compared to the prior year period, primarily due to the strategic timing of marketing investments and continued emphasis on efficiency.
•Operating loss was $17.4 million in the first quarter of fiscal 2027 compared to $15.0 million in the prior year period. Operating margin was (12.5)% of net sales in the first quarter of fiscal 2027 compared to (10.8)% of net sales in the prior year period.

•Net loss was $11.1 million in the first quarter of fiscal 2027 or $(0.76) net loss per common share compared to $10.8 million or $(0.73) net loss per common share in the prior year period. During the first quarter of fiscal 2027, the Company recorded an income tax benefit of $5.6 million, compared to $3.8 million in the prior year period. The change in benefit was primarily driven by a higher net loss before taxes and an increase in the effective tax rate.

Exhibit 99.1
Other Financial Highlights as of May 3, 2026:

•The cash and cash equivalents balance as of May 3, 2026 was $57.0 million as compared to $26.9 million as of May 4, 2025. There was no balance on the Company’s line of credit as of May 3, 2026 and May 4, 2025. The Company’s availability under the line of credit was $34.9 million and $36.0 million as of May 3, 2026 and May 4, 2025, respectively.

•Total merchandise inventory was $109.3 million as of May 3, 2026 as compared to $124.9 million as of May 4, 2025 primarily related to a planned stock inventory decrease of $14.9 million coupled with a decrease in freight capitalization of $0.4 million.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company’s outlook continues to reflect the latest backdrop for tariffs for the remainder of the year, and are not speculating as to incremental changes that might arise. The Company’s outlook has been updated to reflect approximately $3.6 million of refunds collected related to IEEPA tariffs, including a small amount of interest, which is currently expected to be recognized in the second quarter.

The Company currently expects the following for the full year of fiscal 2027:
•Net sales in the range of $700 million to $740 million.
•Adjusted EBITDA1 in the range of $35 million to $46 million.
•Net income in the range of $5 million to $12 million.
•Diluted income per common share in the range of $0.34 to $0.81 on approximately 14.8 million estimated diluted weighted average shares outstanding.

The Company currently expects the following for the second quarter of fiscal 2027:
•Net sales in the range of $157 million to $166 million.
•Adjusted EBITDA1 in the range of a loss of $4 million to income of $2 million.
•Net loss in the range of $3 million to 7 million.
•Basic loss per common share in the range of $0.20 to $0.48 on approximately 14.7 million estimated basic weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the first quarter ended May 3, 2026 is scheduled for today, June 11, 2026, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Exhibit 99.1

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers’ lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSacTM Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called SnuggTM. As a recipient of Repreve’s 9th Annual Champions of Sustainability Award and Edison Awards' 38th Annual Best New Product Awards for Sustainable Consumer Products and 39th Annual Bronze Award for Human-Centric Domestic Solutions, responsible production and innovation are at the center of the brand’s design philosophy with products protected by a robust portfolio of utility and design patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, PILLOWSAC SACTIONALS, SAC, STEALTHTECH, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2027 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “projections,” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, recession, political instability, civil unrest, armed hostilities and global conflict, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; the costs of defending against class-action, derivative and other litigation or other legal or governmental proceedings, and any resulting liability that might arise from it; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our cash flows, changes in the market price of our common stock, global economic and market conditions and other considerations that could impact the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve our environmental, social and governance goals; our ability to realize the expected benefits of investments in our supply chain and infrastructure, as well as our efforts to onshore manufacturing for a portion of our Sactionals production or other products; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; execution of our share repurchase program and its expected benefits for enhancing long-term shareholder value; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; cybersecurity and vulnerability to electronic break-ins and other similar disruptions or other system interruptions or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of changes in diplomatic and trade relations, as well as tariffs and the countermeasures and tariff mitigation initiatives, as well as our ability to collect on our claims for refunds of tariffs previously paid and any other costs or liabilities we might incur as a result of those efforts; the regulatory environment in which we operate; our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; any inability to implement and maintain effective internal control over financial reporting; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Exhibit 99.1

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	May 3, 2026	February 1, 2026
Assets
Current Assets
Cash and cash equivalents	$56,998	$101,853
Trade accounts receivable, net	13,158	11,733
Merchandise inventories, net	109,267	106,317
Prepaid expenses	13,390	10,473
Other current assets	6,178	6,260
Total Current Assets	198,991	236,636
Property and equipment, net	86,760	86,400
Operating lease right-of-use assets	161,310	163,322
Goodwill	144	144
Intangible assets, net	2,641	2,373
Deferred tax asset	19,039	13,387
Other assets	32,088	32,420
Total Assets	$500,973	$534,682
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$43,837	$43,736
Accrued expenses	31,601	38,788
Payroll payable	10,023	21,936
Customer deposits	14,324	11,544
Current operating lease liabilities	24,271	24,111
Sales taxes payable	4,317	6,996
Total Current Liabilities	128,373	147,111
Operating lease liabilities, long-term	166,602	168,400
Income tax payable, long-term	464	464
Line of credit	—	—
Total Liabilities	295,439	315,975
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of May 3, 2026 and February 1, 2026.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 14,638,550 shares issued and outstanding as of May 3, 2026 and 14,617,238 shares issued and outstanding as of February 1, 2026.	—	—
Additional paid-in capital	195,123	194,843
Accumulated earnings	10,411	23,864
Stockholders' Equity	205,534	218,707
Total Liabilities and Stockholders' Equity	$500,973	$534,682

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended
(amounts in thousands, except per share data and share amounts)	May 3, 2026	May 4, 2025
Net sales	$138,196	$138,373
Cost of merchandise sold	66,222	64,003
Gross profit	71,974	74,370
Operating expenses:
Selling, general and administrative expenses	68,568	67,117
Advertising and marketing	16,599	18,594
Depreciation and amortization	4,181	3,613
Total operating expenses	89,348	89,324
Operating loss	(17,374)	(14,954)
Interest and other income, net	666	325
Net loss before taxes	(16,708)	(14,629)
Income tax benefit	5,615	3,789
Net loss	$(11,093)	$(10,840)

Net loss per common share:
Basic	$(0.76)	$(0.73)
Diluted	$(0.76)	$(0.73)

Weighted average shares outstanding:
Basic	14,668,023	14,792,080
Diluted	14,668,023	14,792,080

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Thirteen weeks ended
(amounts in thousands)	May 3, 2026	May 4, 2025
Cash Flows from Operating Activities
Net loss	$(11,093)	$(10,840)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization of property and equipment	4,081	3,545
Amortization of other intangible assets	100	68
Amortization of deferred financing fees	15	19
Net loss on disposal of property and equipment	38	21
Equity based compensation	2,100	2,501
Non-cash lease expense	7,205	6,684
Deferred income taxes	(5,652)	(3,637)
Change in operating assets and liabilities:
Trade accounts receivable	(1,425)	3,759
Merchandise inventories	(2,950)	(593)
Prepaid expenses and other current assets	(2,850)	5,137
Other assets	332	935
Accounts payable	738	(27,228)
Accrued expenses and other payables	(21,944)	(15,720)
Operating lease liabilities	(6,831)	(6,417)
Customer deposits	2,780	389
Net cash used in operating activities	(35,356)	(41,377)
Cash Flows from Investing Activities
Purchase of property and equipment	(5,030)	(8,577)
Payments for patents and trademarks	(285)	(124)
Net cash used in investing activities	(5,315)	(8,701)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(1,820)	(744)
Repurchases of common stock	(2,364)	(6,000)
Payment of deferred financing costs	—	(12)
Net cash used in financing activities	(4,184)	(6,756)
Net change in cash and cash equivalents	(44,855)	(56,834)
Cash and cash equivalents - Beginning	101,853	83,734
Cash and cash equivalents - Ending	$56,998	$26,900
Supplemental Cash Flow Data:
Cash paid for taxes	$20	$—
Cash paid for interest	$30	$40
Non-cash investing and financing activities:
Asset acquisitions not yet paid for at period end	$1,282	$519
Leasehold improvements acquired through lease incentive	$—	$1,824
Excise tax on share repurchases, accrued but not paid	$—	$58

Exhibit 99.1
THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended
(amounts in thousands)	May 3, 2026	May 4, 2025
Net loss	$(11,093)	$(10,840)
Interest income, net	(666)	(327)
Income tax benefit	(5,615)	(3,789)
Depreciation and amortization	4,181	3,613
EBITDA	(13,193)	(11,343)
Equity-based compensation (a)	2,267	2,622
Loss on disposal of assets (b)	38	21
Other non-recurring expenses (c)	342	253
Adjusted EBITDA	$(10,546)	$(8,447)
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in each of the thirteen weeks ended May 3, 2026 and May 4, 2025 represents professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds.